                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/

    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                       LARSCOM INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                              LARSCOM INCORPORATED

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1997

TO THE STOCKHOLDERS OF LARSCOM INCORPORATED:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LARSCOM INCORPORATED, a Delaware corporation (the "Company"), will be held at 2:00 p.m., local time, on Monday, May 19, 1997, at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054, for the following purposes:

    1. To elect six (6) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

    2. To ratify the appointment of Price Waterhouse LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 7, 1997 are entitled to notice of and to vote at the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          Signe S. Gates
                                          SECRETARY

Santa Clara, California
April 22, 1997

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE.

                              LARSCOM INCORPORATED
                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1997

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of LARSCOM INCORPORATED (the "Company") for use at the Annual Meeting of Stockholders to be held at 2:00 p.m. on Monday May 19, 1997, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054. The telephone number at that location is (408) 986-0700. When proxies are properly dated, executed and returned, the shares they represent will be voted at the meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the six nominees for director set forth herein, for the ratification of the appointment of Price Waterhouse LLP as independent auditors as set forth herein and at the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    These proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended December 31, 1996, including financial statements, were first mailed on or about April 22, 1997 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

    Stockholders of record at the close of business on April 7, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 8,075,518 shares of the Company's Class A Common Stock, $.01 par value, were issued and outstanding and 10,000,000 shares of the Company's Class B Common Stock, $.01 par value, were issued and outstanding. No shares of the Company's preferred stock were outstanding.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Larscom Incorporated at 4600 Patrick Henry Drive, Santa Clara, California 95054, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING AND SOLICITATION

    Except with respect to certain matters with respect to which Delaware law requires each class to vote as a separate class, the holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters, with each share of Class A Common Stock entitled to one vote per share and each share of Class B Common Stock entitled to four votes per share.

    The cost of soliciting proxies will be borne by the Company. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. The Company has retained The Bank of New York, its transfer agent, at an estimated cost of $5,000, to assist in the Company's solicitation of proxies from brokers, nominees, institutions and individuals. In addition, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. No additional compensation will be paid for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Class A and Class B Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. An abstention will have the same effect as a vote against the proposal. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for the purpose of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING FOR FISCAL YEAR
  1997

    The Company currently intends to hold its 1998 Annual Meeting of Stockholders in May 1998 and to mail Proxy Statements relating to such meeting in April 1998. The date by which stockholder proposals must be received by the Company for inclusion in the Proxy Statement and form of proxy for its 1998 Annual Meeting of Stockholders is December 18, 1997. Such stockholder proposals should be submitted to Larscom Incorporated at 4600 Patrick Henry Drive, Santa Clara, California 95054, Attention: Secretary.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES

    Pursuant to the Company's Restated Certificate of Incorporation, the directors are elected to serve until the next annual meeting. The Company currently has six directors.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve until the next Annual Meeting of Stockholders or until such director's successor has been duly elected and qualified.

VOTE REQUIRED

    A board of six directors is to be elected at the Annual Meeting of Stockholders. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting entitled to vote in the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. All nominees have indicated their willingness to serve. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES
                                 LISTED BELOW:

NAME                                      AGE      PRINCIPAL OCCUPATION
------------------------------------      ---      ---------------------------------------------------------------------
Deborah M. Soon.....................          44   President, Chief Executive Officer and Director of the Company

Paul E. Graf........................          53   President and Chief Executive Officer of Axel Johnson Inc.

Donald G. Heitt.....................          61   Chairman of the Board of Voysys Corporation

Kevin N. Kalkhoven..................          52   Chairman of the Board, President and Chief Executive Officer of
                                                     Uniphase Corporation

Harvey L. Poppel....................          59   Retired Managing Director of Broadview Associates L.L.C.

Joseph F. Smorada...................          50   Senior Vice President and Chief Financial Officer of Axel Johnson
                                                     Inc.

    Except as set forth below, each nominee has engaged in his or her principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

    DEBORAH M. SOON has served as a Director of the Company since its initial public offering in December 1996. Ms. Soon has served as President and Chief Executive Officer of the Company since July 1994. Previously, she served as Vice President of Marketing and Sales from June 1993 to June 1994, as Vice President of Marketing from January 1991 to May 1993, and as Director of Marketing from May 1990 to December 1990. Prior to joining the Company, Ms. Soon held management positions in engineering, marketing and sales with AT&T, Prime Computers, BBN Communications Corporation and Data Architects Systems Inc. Ms. Soon earned a B.A. in Mathematics from the University of California, San Diego and an M.B.A. from the Harvard Graduate School of Business. She has also completed special undergraduate studies at Cambridge University in England.

    PAUL E. GRAF has served as Chairman of the Board of Directors of the Company since June 1990. Mr. Graf has served as President and Chief Executive Officer for Axel Johnson Inc. ("Axel Johnson"). since 1989. Prior to joining Axel Johnson, Mr. Graf held various senior executive positions with Schroders, a venture capital company, Conrac Corporation and Texas Instruments. Mr. Graf earned a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

    DONALD G. HEITT has served as a Director of the Company since its initial public offering in December 1996. Mr. Heitt has been the Chairman of the Board of Voysys Corporation since December 1995. From April 1990 to January 1996, Mr. Heitt was the President and Chief Executive Officer of Voysys Corporation. Prior to 1990, Mr. Heitt served as Senior Vice President of Telebit Corporation, Vice President of Sales and Marketing and President of the computer division of General Automation, Inc., and Vice President of Honeywell Information Systems, Inc. Mr. Heitt earned a B.B.A. from the University of Iowa.

    KEVIN N. KALKHOVEN has served as a Director of the Company since its initial public offering in December 1996. Mr. Kalkhoven has been the President and Chief Executive Officer of Uniphase Corporation since 1992. Mr. Kalkhoven joined Uniphase in January 1992 and has been a member of its board of directors since February 1992. Prior to joining Uniphase, Mr. Kalkhoven held executive positions at a variety of software companies. He served as President and Chief Executive Officer of Demax Software and as President and Chief Executive Officer of AIDA Corporation. Previously, he was Vice President of Marketing for the European division of Comshare Corporation and Group Vice President for its U.S. subsidiary.

    HARVEY L. POPPEL has served as a Director of the Company since its initial public offering in December 1996. Prior to his retirement in December 1996, he had served as Managing Director of Broadview Associates L.L.C. since January 1985, and President of Poptech, Inc. since 1984. Previously, he was Senior Vice President, Board Member and Managing Officer of the Information Industry Practice at Booz, Allen & Hamilton and managed communications software development at both Western Union and Westinghouse Electric. Mr. Poppel holds an M.S. and a B.S. from Rensselaer Polytechnic Institute.

    JOSEPH F. SMORADA has served as a Director of the Company since June 1992. Mr. Smorada has served as Senior Vice President and Chief Financial Officer of Axel Johnson Inc. since April 1992. Prior to joining Axel Johnson Inc., Mr. Smorada was Senior Vice President and Chief Financial Officer for Lone Star Industries from September 1988 to April 1992. Prior to 1988, Mr. Smorada also held senior executive positions with Conrac Corporation and Continental Group, Inc. Mr. Smorada earned a B.A. in Economics from California University of Pennsylvania.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held one meeting at which all directors were in attendance during the fiscal year ended December 31, 1996. The Board of Directors acted by unanimous written consent in lieu of a meeting 13 times during the fiscal year. The Board of Directors does not have a nominating committee or any committee performing similar functions.

    The Audit Committee, which consisted of Messrs. Kalkhoven, Poppel and Smorada, held no meetings during fiscal year 1996. This committee is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal controls.

    The Compensation Committee, which consisted of Messrs. Graf, Heitt and Poppel, held no meetings during the fiscal year 1996. This committee reviews and approves the Company's executive compensation policies and approves all stock option grants.

DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive compensation for their services as directors at the rate of $1,500 per quarter and $1,000 per Board of Directors or committee meeting attended. Non-employee directors were automatically granted an initial option to purchase 18,000 shares of the Company's Class A Common Stock and thereafter annual options to purchase 6,000 shares of the Company's Class A Common Stock pursuant to the terms of the Company's Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). Pursuant to the Directors' Plan, on December 24, 1996, each director was granted an option to purchase 18,000 shares of Common Stock at an exercise price of $12.00 per share, which options vest in three equal installments on the date of each of the three Annual Meetings of Stockholders following the grant.

                                 PROPOSAL NO. 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Price Waterhouse LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    Price Waterhouse LLP has audited the Company's financial statements since 1993. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

    The affirmative vote of a majority of the Votes Cast will be required to approve the ratification of the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 31, 1997.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information regarding the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), whose salary and bonus exceeded $100,000 in the last fiscal year, for services rendered in all capacities to the Company for the fiscal years ended December 31, 1996 and 1995:

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                           ANNUAL COMPENSATION       LONG-TERM     SECURITIES     ALL OTHER
                               FISCAL   --------------------------   INCENTIVE     UNDERLYING    COMPENSATION
NAME                            YEAR    SALARY($)      BONUS(1)($)   PLAN(2)($)    OPTIONS(#)        ($)
-----------------------------  ------   ---------      -----------   ----------   ------------   ------------
Deborah M. Soon .............   1996      179,159        166,287      401,306       115,000         12,510(5)
  President and Chief           1995      154,824        120,000       27,875            --          8,876(5)
  Executive Officer

Jeffrey W. Reedy ............   1996      108,260         69,966      118,153        35,000          3,420(6)
  Vice President, Engineering   1995      100,884         76,308(3)        --            --          3,358(6)

Paul A. Strudwick ...........   1996      109,602         69,817       39,270        35,000          8,879(7)
  Vice President, Marketing     1995      101,509         39,664           --            --          3,654(7)

George M. Donohoe ...........   1996      198,550(4)      60,542       31,946        35,000         11,123(8)
  Vice President, Sales         1995      166,822(4)      39,670           --            --          7,330(8)

William H. Cory .............   1996      113,503         69,817       36,621        35,000          3,457(9)
  Vice President, Operations    1995      109,142         55,105       22,300            --          3,929(9)

------------------------

(1) Represents bonuses earned in the fiscal year and paid in the following year.

(2) Eligible executives of the Company had historically participated in the Axel Johnson Inc. Long-Term Incentive Plan (the "Long-Term Incentive Plan"). This Long-Term Incentive Plan was eliminated for Larscom employees upon consummation of the Company's initial public offering. The goal of the Long-Term Incentive Plan was to focus executives on producing superior long-term returns for the Company over a period longer than one year. The Compensation Committee of Axel Johnson's Board of Directors selected the participants and established the performance targets and associated formulas for awards under the Long-Term Incentive Plan. The length of performance cycles under the Long-Term Incentive Plan varied from three to five years and performance awards have historically been paid in cash at the end of each performance cycle. Certain executives of the Company were also participants in an alternative long-term incentive plan for the 1994 to 1996 performance cycle based on higher performance levels which, if met, would have provided up to approximately $300,000 in additional cash in lieu of both the regular Long-Term Incentive Plan payment and the 1996 Annual

    Bonus Plan. Upon the discontinuation of the Long-Term Incentive Plan, participating executives received payments in both cash and stock as follows:

                                                                          PAID IN STOCK AT A PRICE OF
                                                          PAID IN CASH        $12 PER SHARE(3)(*)
                                                         --------------  ------------------------------
NAME                                                     1994-1996 PLAN  1995-1999 PLAN  1996-2000 PLAN
-------------------------------------------------------  --------------  --------------  --------------
Deborah M. Soon........................................   $    278,821     $   74,800      $   47,685

Jeffrey W. Reedy.......................................         66,884         32,725          18,544

Paul A. Strudwick......................................             --         23,375          15,895

George M. Donohoe......................................             --         18,700          13,246

William H. Cory........................................             --         23,375          13,246

    ----------------------------

    (*) A total of 23,466 shares were issued in March 1997 to the Named
       Executive Officers related to these Plans.

(3) Includes an amount of $21,202 representing a bonus (related to the acquisition of T3 Technologies) based on a percentage of sales of certain products.

(4) Includes sales commissions of $108,093 and $84,026 in 1996 and 1995, respectively.

(5) Includes the matching contribution which the Company made on behalf of the Named Executive Officer of $5,395 and $3,330 in 1996 and 1995, respectively, and an automobile allowance of $7,115 and $5,546 paid in 1996 and 1995, respectively.

(6) Includes the matching contribution which the Company made on behalf of the Named Executive Officer of $3,420 and $3,358 in 1996 and 1995, respectively.

(7) Includes the matching contribution which the Company made on behalf of the Named Executive Officer of $3,946 and $3,654 in 1996 and 1995, respectively, and an automobile allowance of $4,933 paid in 1996.

(8) Includes the matching contribution which the Company made on behalf of the Named Executive Officer of $3,420 and $3,326 in 1996 and 1995, respectively, and an automobile allowance of $7,703 and $4,004 paid in 1996 and 1995, respectively.

(9) Includes the matching contribution which the Company made on behalf of the Named Executive Officer of $3,457 and $3,929 in 1996 and 1995, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                      ----------------------------------
                                                INDIVIDUAL GRANTS
                              ------------------------------------------------------     ASSUMING ANNUAL        USING
                               NUMBER OF                                                 RATES OF STOCK        BLACK-
                              SECURITIES     % OF TOTAL                                PRICE APPRECIATION      SCHOLES
                              UNDERLYING   OPTIONS GRANTED   EXERCISE                  FOR OPTION TERM(2)      OPTION
                                OPTIONS    TO EMPLOYEES IN     PRICE     EXPIRATION   ---------------------    PRICING
NAME                          GRANTED(1)     FISCAL YEAR     ($/SHARE)      DATE        5%($)      10%($)    MODEL($)(3)
----------------------------  -----------  ---------------  -----------  -----------  ---------  ----------  -----------
Deborah M. Soon.............     115,000            0.9%        12.000     12/24/06     867,875   2,199,365     589,950

Jeffrey W. Reedy............      35,000            0.3%        12.000     12/24/06     264,136     669,372     179,550

Paul A. Strudwick...........      35,000            0.3%        12.000     12/24/06     264,136     669,372     179,550

George M. Donohoe...........      35,000            0.3%        12.000     12/24/06     264,136     669,372     179,550

William H. Cory.............      35,000            0.3%        12.000     12/24/06     264,136     669,372     179,550

------------------------

(1) Options were granted on December 24, 1996, and have a maximum term of ten years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. Each option will become exercisable for 20% of the option shares upon completion of one year of service measured from the grant date and will become exercisable for the remaining shares in equal annual installments over the next four years of service thereafter.

(2) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% annual rate of compounded stock price appreciation or at any other defined level. Unless the market value of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(3) In determining the potential realizable value using the Black-Scholes option pricing model the following assumptions were made: a risk-free interest rate of 6.0%, an average expected option life of 4 years, an expected volatility of 47% and a zero dividend yield.

AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    No stock options were exercised by any officers during the fiscal year ended December 31, 1996 and no options were exercisable at December 31, 1996.

EMPLOYMENT CONTRACTS; SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    None of the Company's executive officers has employment, change in control, or severance agreements with the Company and their employment may be terminated at any time at the discretion of the Board of Directors.

               RELATIONSHIP BETWEEN THE COMPANY AND AXEL JOHNSON

    Prior to the Company's initial public offering, the Company was a wholly-owned subsidiary of Axel Johnson. As the sole stockholder, Axel Johnson was responsible for providing the Company with financial, management, administrative and other resources. Furthermore, Axel Johnson had maintained substantial control over the day-to-day operations of the Company.

    Services provided to the Company by Axel Johnson included significant management functions and services, including treasury, accounting, tax, internal audit, legal, human resources and other support services. The Company was charged and/or allocated expenses of $527,000, $549,000 and $526,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The costs of these services were directly charged and/or allocated using methods that the Company's management believes are reasonable. Such charges and allocations were not necessarily indicative of the costs the Company would have incurred to obtain these services had it been a separate entity. Neither Axel Johnson nor the Company conducted any study or obtained any estimates from third parties to determine what the cost of obtaining such services from third parties may have been.

    In August 1996, the Company declared a dividend of $25,000,000 to Axel Johnson, evidenced by a $25,000,000 promissory note payable to Axel Johnson, bearing interest at a rate of 7.5% per annum, payable semi-annually. The principal amount of $25,000,000 together with accrued interest of $630,000 was repaid using the proceeds from the Company's initial public offering in December 1996.

    The Company and Axel Johnson have entered into a number of agreements for the purpose of defining the ongoing relationship between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and Axel Johnson that such agreements and the transactions provided for therein maintain certain mutually beneficial arrangements on overall terms which the Company and Axel Johnson believe to be at least as favorable to the Company as could have been obtained from unrelated third parties. However, because of the complexity of the various relationships between the Company and Axel Johnson, there can be no assurance that the terms of any individual element of such arrangements are as favorable to the Company as could have been obtained from unaffiliated third parties. The following summaries address all material provisions of such agreements. While these agreements will provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of Axel Johnson for a limited time and it may not enjoy benefits from its relationship with Axel Johnson beyond the term of the agreements.

    The Company has adopted a policy that all future agreements between the Company and Axel Johnson will be on terms that the Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation Law (the "DGCL") which include a vote to affirm any such future agreements by a majority of the Company's directors who are not employees of Axel Johnson (even though such directors may be less than a quorum). There can be no assurance that any such arrangements or transactions will be the same as that which would be negotiated between independent parties.

    The following is a summary of certain arrangements between the Company and Axel Johnson that became effective upon consummation of the Company's initial public offering.

ADMINISTRATIVE SERVICES AGREEMENT

    The Company and Axel Johnson entered into an administrative services agreement (the "Services Agreement") effective since the consummation of the Company's initial public offering, pursuant to which Axel Johnson continues to provide limited services to the Company, including treasury, accounting, tax, internal audit, legal and human resource functions.

    Each service under the Services Agreement is provided for a period of two years. However, to the extent legally permissible, the Company may terminate any individual service or all services that it receives under the Services Agreement at any time upon 45 days prior written notice. Otherwise, the Services Agreement will terminate upon the earlier of, among other things, (i) two years after the consummation of the Company's initial public offering or (ii) the date as of which Axel Johnson owns less than 50% of the voting control of the Company; provided, that if such reduction in voting control results from a sale or transfer of Class B Common Stock by Axel Johnson, the services will continue to be provided for a period of 90 days thereafter. Prior to the second anniversary of the consummation of the Company's initial public offering, the Company may unilaterally extend the period during which Axel Johnson provides any service for an additional twelve months by providing Axel Johnson at least 45 prior days written notice. The Company is obligated to take all steps necessary to obtain its own administrative and support services prior to the termination of the Services Agreement.

    The Company is obligated to pay fees established in the Services Agreement based upon the type and amount of services rendered. It is estimated that Axel Johnson will charge an initial annual fee of approximately $622,000 for all of the services that it will initially provide under the Services Agreement. In addition, the Company will reimburse Axel Johnson for any out-of-pocket expenses it incurs in connection with providing the services.

    Axel Johnson has incurred various costs related to services provided to the Company which have been recharged to the Company. These are as follows:

                                                                            1996
                                                                        ------------
Pension and thrift plan...............................................  $  1,028,000
Insurance and workers' compensation...................................       512,000
Property, liability and general insurance.............................       633,000
Initial public offering related costs.................................       401,000
Other charges.........................................................       236,000

    In addition net cash remittances under the previous centralized cash management system with Axel Johnson were $1,818,000 during 1996.

TAX SHARING AGREEMENT

    The Company and Axel Johnson entered into a tax sharing agreement (the "Tax Sharing Agreement") effective since the consummation of the Company's initial public offering, pursuant to which the Company has made a payment to Axel Johnson, of an amount in respect of taxes shown as due attributable to the operations of the Company on the consolidated federal income tax return filed along with Axel Johnson for the short period commencing on January 1, 1996 and ending on the date on which the Company ceased to be a member of the Axel Johnson consolidated group, December 24, 1996. For the period subsequent to the initial public offering the Company may file combined state income tax returns with Axel Johnson or its subsidiaries, pursuant to which appropriate payments will be made by or to the Company. Axel Johnson will indemnify the Company from liability for certain matters, including, net of corresponding tax benefits, any federal, state or local income or other taxes attributable to any affiliated or combined group of which the Company is a member for any period ending after the Company's initial public offering. The Company will indemnify Axel Johnson and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of the Company upon consummation of the Company's initial public offering. For periods subsequent to the Company's initial public offering, the Company will make its own tax filings, with assistance provided by Axel Johnson under the Services Agreement.

CREDIT AGREEMENT

    The Company and Axel Johnson entered into a credit agreement (the "Credit Agreement") effective since the consummation of the Company's initial public offering, pursuant to which Axel Johnson has agreed to provide a revolving credit/working capital facility (the "Credit Facility") to the Company in an aggregate amount of up to $15,000,000. The Credit Facility has a term of 24 months, and any loans thereunder will bear interest during each calendar quarter at a rate per annum equal to the sum of the three-month London Interbank Offered Rate (LIBOR), as quoted in the Wall Street Journal, plus 2.0% initially on the date when the initial loan is made, and adjusted thereafter on the first business day of each calendar quarter. The Company shall pay to Axel Johnson a commitment fee equal to 0.5% per annum on the average daily unused portion of the aggregate amount of the loan on each August 31, November 30, February 28 and May 31 during the term of the Credit Agreement and upon termination of the Credit Agreement.

    The Credit Agreement contains various representations, covenants and events of default typical for financings of a similar size and nature. The events of default under the Credit Agreement include any failure to pay punctually any principal or interest due under the Credit Agreement, any act of insolvency of the Company and any sale by the Company of all or substantially all of its assets. Upon an event of default, the line of credit becomes payable in full.

    The Credit Agreement also permits Axel Johnson to require, upon 90 days written notice, a mandatory prepayment of all, or a portion of all outstanding loans and to terminate the Credit Agreement in the event that Axel Johnson (i) owns less than the majority of the outstanding voting stock of the Company or
(ii) nominates less than a majority of the persons to be elected to the Board of Directors of the Company.

    No loans are outstanding under the Credit Facility.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee administers all of the Company's various incentive plans, including the Stock Incentive Plan, the Directors Plan and the Employee Stock Purchase Plan. The Compensation Committee also recommends to the Board, salaries, bonuses, benefits and other remuneration payable to the officers and key employees of the Company. The members of the Compensation Committee are Donald G. Heitt, Harvey L. Poppel and Paul E. Graf, none of whom is employed by the Company.

    Due to the Company's previous 100% ownership by Axel Johnson Inc., prior to the Company's initial public offering, no employees, officers or directors owned shares in the Company or were granted stock options. The Compensation Committee believes that it is important to align the interests of the Company's executive officers with those of its stockholders. To that end, the Company has provided incentives to its executive officers in the following three ways:

        1) BASE SALARY. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions based on the Compensation Committee's periodic industry surveys.

        2) CASH BONUS. The Company's executive cash bonus plan is designed to reward executive officers for the financial performance of the Company during the year. Under the plan cash bonuses are determined based upon the Company's achievement against specific financial performance objectives. This plan emphasizes the Compensation Committee's belief that, when the Company is successful, the executives should be appropriately compensated. Conversely, if the Company is not profitable, no bonuses are paid absent extraordinary circumstances. Each individual executive officer's portion of the total bonus pool is determined at the start of the year based on the executives' salary grade.

        3) STOCK OPTIONS. The principal equity compensation components of executive compensation are options granted under the Company's Stock Incentive Plan. Stock options are generally granted when an executive joins the Company with additional options granted from time to time for promotions and performance. The initial option grant to the executive vests over a period of five years. The Compensation Committee believes that stock participation provides a method of retention and motivation for the senior level executives of the Company and also aligns senior management's objectives with long-term stock price appreciation. Executives are also eligible to participate in the Employee Stock Purchase Plan pursuant to which stock may be purchased at 85 percent of the lower of the closing sale price for the Class A Common Stock as reported on the NASDAQ at the beginning or end of each six-month offering period, subject to various limitations on the number of shares that can be purchased.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company is not aware of any interlocks or insider participation required to be disclosed under applicable rules of the Securities and Exchange Commission (the "SEC").

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders of the Company's Class A Common Stock from December 24, 1996 through March 31, 1997 to the cumulative total return over such period of (i) the NASDAQ Composite Index and (ii) the NASDAQ Telecommunications Index. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

    The graph assumes that $100 was invested on December 24, 1996 in the Company's Class A Common Stock at the initial public offering price of $12.00 per share in each index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Class A Common Stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

                 COMPARISON OF TWO YEAR CUMULATIVE TOTAL RETURN
             AMONG LARSCOM INCORPORATED, THE NASDAQ COMPOSITE INDEX
                          AND THE NASDAQ TELECOM INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            NASDAQ COMPOSITE INDEX     NASDAQ TELECOM INDEX    LARSCOM INCORPORATED
12/24/96                     $100.00                  $100.00                $100.00
12/31/96                      $99.37                  $101.66                 $95.79
3/31/97                       $94.28                   $96.22                 $70.53

                               SECURITY OWNERSHIP

    The following table sets forth as of March 31, 1997 (except as set forth in the footnotes), certain information with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group.

                                                                           SHARES BENEFICIALLY OWNED
                                                    -----------------------------------------------------------------------
                                                     NUMBER OF     PERCENT OF     NUMBER OF     PERCENT OF     PERCENT OF
                                                      CLASS A       CLASS A        CLASS B       CLASS B      TOTAL VOTING
                                                    SHARES (1)     SHARES (2)     SHARES (1)    SHARES (2)     POWER (2)
                                                    -----------  --------------  ------------  ------------  --------------
Axel Johnson Inc. (3).............................      10,000            *        10,000,000       100.0%         83.2%
Prudential Insurance Co. of America (4)...........     656,800          8.1%               --           *           1.4
Wellington Management Co. LLP (5).................     542,100          6.7                --           *           1.1
Deborah M. Soon...................................      11,207            *                --           *             *
George M. Donohoe.................................      10,162            *                --           *             *
William H. Cory...................................       8,052            *                --           *             *
Donald G. Heitt...................................       6,000            *                --           *             *
Kevin N. Kalkhoven................................       6,000            *                --           *             *
Harvey L. Poppel..................................       6,000            *                --           *             *
Joseph F. Smorada.................................       4,500            *                --           *             *
Paul A. Strudwick.................................       4,273            *                --           *             *
Jeffrey W. Reedy..................................       4,272            *                --           *             *
Paul E. Graf......................................       2,500            *                --           *             *
All executive officers and directors as a group
  (11 persons)....................................      61,678            *                --           *             *

------------------------

 *  Less than 1%

(1) The number of shares beneficially owned includes Class B Common Stock, and Class A Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of March 31, 1997, including but not limited to, upon exercise of an option.

(2) Percentage of beneficial ownership and voting power are based on 8,075,518 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock, all of which were outstanding on March 31, 1997. For each individual, this includes Class A Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of March 31, 1997, including, but not limited to, upon the exercise of an option; however, such Class A Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual.

(3) Based on information provided in a Schedule 13G filed by Axel Johnson Inc. with the SEC on February 12, 1997. The address for Axel Johnson Inc. is 300 Atlantic Street, Stamford CT 06901-0350. Antonia Ax:son Johnson and her spouse are the owners of record of 10,000 shares of Class A Common Stock. Ms. Johnson is the ultimate owner of Axel Johnson Inc.

(4) Based on information provided in a Schedule 13G filed by Prudential Insurance Co. of America with the SEC on February 10, 1997. The address for Prudential Insurance Co. of America is Prudential Plaza, 751 Broad Street, Newark, NJ 07102-3777.

(5) Based on information provided in a Schedule 13G/A filed by Wellington Management Co. LLP with the SEC on February 14, 1997. The address for Wellington Management Co. LLP is 75 State Street, Boston, MA 02109.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and persons who are directly or indirectly the beneficial owners of more than 10% of the Class A Common Stock of the Company are required to file with the SEC within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of Common Stock. Rules of the SEC require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of such forms, the Company believes that during fiscal year 1996 all Section 16 filing requirements were met with the exception of the late filing of a Form 3 by each of Deborah M. Soon, Jeffrey W. Reedy, Paul A. Strudwick, George M. Donohoe, William H. Cory, Paul E. Graf, Donald G. Heitt, Kevin N. Kalkhoven, Harvey L. Poppel, Joseph F. Smorada and Antonia A. Johnson, in connection with their initial beneficial ownership of the Company's Class A Common Stock.

                                 OTHER MATTERS

    The Company knows of no other matters to be brought before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

                                          Signe S. Gates
                                          SECRETARY

Dated: April 22, 1997

                           LARSCOM INCORPORATED
                      PROXY/VOTING INSTRUCTIONS CARD

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LARSCOM
           INCORPORATED FOR THE ANNUAL MEETING ON MAY 19, 1997

   The undersigned appoints Paul E. Graf, Donald G. Heitt, Kevin N. Kalkhoven, Harvey L. Poppel, Joseph F. Smorada and Deborah M. Soon and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Larscom Incorporated Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 1997 and at any adjournment or postponement thereof, as indicated on the reverse side.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

             (Continued and to be signed on the reverse side.)


                                                  LARSCOM INCORPORATED
                                                  P.O. BOX 11396
                                                  NEW YORK, N.Y. 10203-0396

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1
                                  AND "FOR" ITEM 2.

1. Election of Directors

FOR all nominees   /  /   WITHHOLD AUTHORITY to vote   /  /  *EXCEPTIONS   /  /
listed below              for all nominees listed below

Nominees: Paul E. Graf, Donald G. Heitt, Kevin N. Kalkhoven, Harvey L. Poppel, Joseph F. Smorada and Deborah M. Soon

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

Exceptions
          --------------------------------------------------------------------

2. To ratify and approve the selection by the Board of Directors of Price Waterhouse LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997.


FOR   /  /   AGAINST  /  /   ABSTAIN   /  /

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                          CHANGE OF ADDRESS AND/     /  /
                                          OR COMMENTS MARK HERE

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS TO THE LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

Dated:                         1997
     --------------------------


---------------------------------------
Signature


---------------------------------------
Signature

Votes must be indicated               /  /
(x) in Black or Blue ink.

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.